EXHIBIT 10.17

NONCOMPETITION AGREEMENT

This NONCOMPETITION AGREEMENT (this “Agreement”) is made by and between NetScreen Technologies, Inc., a Delaware corporation (“Acquirer”), and Krishna Kolluri (“Stockholder”), as of October 3, 2003. For purposes of this Agreement, “Acquirer” shall be deemed to include Acquirer and its majority-owned direct and indirect subsidiaries that operate the business of the Company (as defined below).

RECITALS

This Agreement is contingent upon and is entered into in connection with an Agreement and Plan of Merger, dated as of October 3, 2003 (the “Merger Agreement”), by and among Acquirer, Neon Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Acquirer (“Merger Sub”), and Neoteris, Inc., a Delaware corporation (the “Company”), pursuant to which Merger Sub is to merge with the Company (the “Merger”). This Agreement shall become effective only upon the Effective Time as set forth in the Merger Agreement (the “Effective Date”). Capitalized terms used herein and not defined herein shall have the meanings set forth in the Merger Agreement. This Agreement shall be null and void if the Merger Agreement is terminated in accordance with its terms.

Stockholder has been one of a very select group of key and senior management employees of the Company and is a significant owner of outstanding capital stock and/or an option to purchase shares of capital stock of the Company. The parties hereto recognize that Stockholder has unique knowledge and experience regarding the Company’s business, and Acquirer and the Company desire to be assured that confidential information pertaining to the Company’s business and the goodwill of the Company will be preserved and protected and will inure to the benefit of Acquirer. Stockholder acknowledges that the promises and restrictive covenants that Stockholder is providing in this Agreement are reasonable and necessary to the protection of Acquirer’s and the Company’s business and Acquirer’s legitimate interests in acquiring the Company pursuant to the Merger Agreement. Stockholder acknowledges that the goodwill associated with the existing business, customers and assets of the Company prior to the Merger are an integral component of the value of the Company to Acquirer and that Stockholder’s agreement as set forth herein is important to preserve the value of the Company for Acquirer following the Merger.

Stockholder acknowledges that, in connection with the acquisition of the Company, Stockholder is receiving substantial capital stock equity and other benefits for the consummation of the Merger, which benefits constitute adequate consideration for the covenants in this Agreement.

Stockholder understands and acknowledges that the execution and delivery of this Agreement by Stockholder is a material inducement to the willingness of Acquirer to consummate, and a material condition to Acquirer consummating, the Merger and the other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements hereinafter set forth, the Acquirer and Stockholder agree as follows:

1. Noncompetition.

(a) Except as provided below, during the period commencing on the Effective Date and ending on the latest to occur of: (i) one (1) year from the Effective Date, (ii) six (6) months from the date that Stockholder’s employment with the Company (or, if applicable, with the Acquirer) terminates, but in no event more than two (2) years from the Effective Date, or (iii) Stockholder’s last day of employment with the Company (or, if applicable, with the Acquirer) (the “Restrictive Period”), Stockholder shall not, in any county, state, country or other jurisdiction in which Acquirer or the Company do business or are planning to do business as of the Effective Date:

(i) alone, with and/or through others, be, become or function as an officer, director, stockholder, owner, corporate affiliate, salesperson, co-owner, partner, trustee, promoter, founder, technician, engineer, analyst, employee, agent, representative, distributor, re-seller, sublicensor, supplier, investor or lender, consultant, advisor or manager of or to, or otherwise acquire or hold any interest in or otherwise engage in the provision of services to, any person or entity that engages in a business that is Directly Competitive (as defined below); provided, however, that Stockholder may work exclusively for a division, entity or subgroup of such a business if the division, entity or subgroup is not Directly Competitive; or

(ii) authorize Stockholder’s name to be used in connection with a business that is Directly Competitive;

provided, however, that nothing in this Section 1 shall prevent Stockholder from owning as a passive investment less than 1% of the outstanding shares of the capital stock of a publicly-held entity if Stockholder is not otherwise associated directly or indirectly with such entity or any affiliate of such entity or from owning as a passive investment less than a 1% interest in a venture capital fund.

For purposes of this Agreement, “Directly Competitive” means developing, manufacturing, providing, marketing, distributing or otherwise commercially exploiting any products, services or technology that compete with the Company’s products, services or technology in existence as of the Effective Date or the foregoing products, services or technology as such may be developed, enhanced or modified by the Company or Acquirer after the Effective Date.

(b) Stockholder acknowledges and agrees with Acquirer that each of Acquirer and the Company is engaged in business at the national level in the United States of America in each state of the United States of America and that each maintains multiple foreign offices and is engaged in business at the international level on a worldwide basis.

(c) The Restrictive Period will not be terminated as a result of Stockholder’s termination of employment, if applicable, with the Company or Acquirer for any reason, including a termination without cause.

(d) Stockholder agrees to, and agrees that Acquirer may, inform any person or entity for whom Stockholder performs services during the Restricted Period of Stockholder’s obligations under Sections 1 and 2 of this Agreement.

(e) The covenants contained in Sections 1 and 2 of this Agreement shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision.

2. Nonsolicitation.

In addition to, and not in limitation of, any obligations of Stockholder under any employment offer letter or agreement or employee invention assignment or confidentiality agreement, if any, between Stockholder and Acquirer or between Stockholder and the Company, Stockholder further agrees that while employed by Company or Acquirer and for a period of one (1) year following Stockholder’s termination of employment with the Company (or, if applicable, with the Acquirer):

(a) Stockholder will not directly or indirectly solicit or attempt to solicit away employees or consultants of Acquirer or the Company for Stockholder’s own benefit or for the benefit of any other person or entity; provided, however, that nothing herein shall prohibit generalized searches through media advertising, employment search firms or otherwise that are not specifically focused on persons employed by Acquirer or the Company; and

(b) Stockholder will not directly or indirectly interfere with or take away or attempt to take away suppliers or customers of Acquirer or the Company.

3. Miscellaneous.

(a) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered by messenger in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt delivered by messenger or sent by facsimile, five days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 3(a):

If to Acquirer:	NetScreen Technologies, Inc.
805 11th Avenue, Building 3
Sunnyvale, CA 94089
Attn: President
Fax Number: (408) 543-6760

with a copy to:	Fenwick & West LLP
275 Battery Street, Suite 1500
San Francisco, CA 94111
Attention: Douglas N. Cogen
Fax Number: 415-875-2300

If to Stockholder:	Krishna Kolluri

(b) Amendments. This Agreement may not be changed or modified in whole or in part except by a writing signed by the party against whom enforcement of the change or modification is sought.

(c) Successors and Assigns. This Agreement and all rights and obligations hereunder are personal to Stockholder and may not be transferred or assigned by Stockholder at any time. Acquirer may assign its rights, together with its obligations hereunder, to any entity or person which becomes the successor to Acquirer, the Company or any other parent or subsidiary or division or unit of Acquirer that continues the business of the Company or in connection with any sale, transfer or other disposition of all or substantially all of the business and assets of Acquirer or the Company or such subsidiary, division or unit, whether pursuant to a merger, corporate reorganization, other acquisition transaction or otherwise.

(d) Governing Law and Jurisdiction. This Agreement will be governed by and interpreted according to the substantive laws of the State of California without regard to such state’s conflicts laws. Acquirer and Stockholder hereby expressly consent to the exclusive jurisdiction of the state and federal courts located within Santa Clara County, California with respect to the interpretation and enforcement of the provisions of this Agreement.

(e) No Waiver. No failure on the part of Acquirer or Stockholder to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Acquirer or Stockholder in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither Acquirer nor Stockholder shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(f) Severability. Stockholder and Acquirer recognize that the limitations contained herein are reasonably and properly required for the adequate protection of the interests of Acquirer. If for any reason a court of competent jurisdiction or binding arbitration proceeding finds any provision of this Agreement, or the application thereof, to be unenforceable, the remaining provisions of this Agreement will be interpreted so as best to reasonably effect the intent of the parties. The parties further agree that a court of competent jurisdiction is authorized to replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the maximum extent possible, the business purposes and intent of such unenforceable provisions, all other provisions continuing in full force and effect.

(g) Counterparts. This Agreement may be executed in counterparts which when taken together will constitute one instrument. Any copy of this Agreement with the original signatures of all parties appended will constitute an original.

(h) Specific Performance; Remedies. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant, obligation or other provision contained in this Agreement, as determined by any court specified in Section 3(d) above, upon satisfactory evidence showing that damages would not adequately compensate Acquirer, Acquirer shall be entitled (in addition to any other remedy that may be available), to the extent permitted by applicable law, to seek without posting a bond (a) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach. The rights and remedies of Acquirer hereunder are not exclusive of or limited by any other rights or remedies which Acquirer may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Acquirer hereunder, and the obligations and liabilities of Stockholder hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation, trade secrets and the like. This Agreement does not limit Stockholder’s obligations or the rights of Acquirer (or any affiliate of Acquirer) under the terms of (a) the Confidential Information and Inventions Agreement between Stockholder and Acquirer; or (b) the terms of any other agreement between Stockholder and Acquirer or between Stockholder and the Company.

(i) Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(j) Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof. This Agreement will be binding upon Stockholder and Stockholder’s representatives, executors, administrators, estate, heirs, successors and assigns, and will inure to the benefit of Acquirer and its successors and assigns. The parties agree that this Agreement shall not be interpreted against either party solely because this Agreement was drafted by attorneys for Acquirer.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“ACQUIRER”

NETSCREEN TECHNOLOGIES, INC.

By:	/s/ Robert Thomas
Name:	Robert Thomas
Title:	CEO

“STOCKHOLDER”

KRISHNA KOLLURI

Signature:	/s/ Krishna S. Kolluri
Name:	Krishna S. Kolluri

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